                                                                    EXHIBIT 10.1



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                        AGREEMENT OF LIMITED PARTNERSHIP





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                             TITAN RESOURCES, L.P.





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                           Dated as of March 31, 1995




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
                               TABLE OF CONTENTS

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ARTICLE I                  FORMATION OF PARTNERSHIP   . . . . . . . . . . .   1
       SECTION 1.1.  Formation  . . . . . . . . . . . . . . . . . . . . . .   1
       SECTION 1.2.  Name   . . . . . . . . . . . . . . . . . . . . . . . .   1
       SECTION 1.3.  Business   . . . . . . . . . . . . . . . . . . . . . .   1
       SECTION 1.4.  Places of Business; Registered Agent; Names and
                     Addresses of  Partners   . . . . . . . . . . . . . . .   2
       SECTION 1.5.  Term   . . . . . . . . . . . . . . . . . . . . . . . .   2
       SECTION 1.6.  Filings  . . . . . . . . . . . . . . . . . . . . . . .   2
       SECTION 1.7.  Title to Partnership Property  . . . . . . . . . . . .   3

ARTICLE II                DEFINITIONS AND REFERENCES  . . . . . . . . . . .   3
       SECTION 2.1.  Defined Terms  . . . . . . . . . . . . . . . . . . . .   3
       SECTION 2.2.  References and Titles  . . . . . . . . . . . . . . . .   5

ARTICLE III                     CAPITALIZATION  . . . . . . . . . . . . . .   6
       SECTION 3.1.  Capital Contributions of Partners  . . . . . . . . . .   6
       SECTION 3.2.  Issuances of Additional Securities   . . . . . . . . .   6
       SECTION 3.3.  Return of Contributions  . . . . . . . . . . . . . . .   8

ARTICLE IV               ALLOCATIONS AND DISTRIBUTIONS  . . . . . . . . . .   8
       SECTION 4.1.  Allocation Among Limited Partners.   . . . . . . . . .   8
       SECTION 4.2.  Allocation of Costs and Expenses   . . . . . . . . . .   8
       SECTION 4.3.  Allocation of Revenues   . . . . . . . . . . . . . . .   8
       SECTION 4.4.  Income Tax Allocations   . . . . . . . . . . . . . . .   9
       SECTION 4.5.  Distributions  . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V                         MANAGEMENT  . . . . . . . . . . . . . . .  12
       SECTION 5.1.  Power and Authority of General Partner   . . . . . . .  12
       SECTION 5.2.  Certain Restrictions on General Partner's Power
                     and Authority  . . . . . . . . . . . . . . . . . . . .  14
       SECTION 5.3.  Duties and Services of the General Partner   . . . . .  15
       SECTION 5.4.  Liability of Partners and Indemnification  . . . . . .  16
       SECTION 5.5.  Contracts with Affiliates  . . . . . . . . . . . . . .  17
       SECTION 5.6.  Reimbursement of General Partner   . . . . . . . . . .  17
       SECTION 5.7.  Insurance  . . . . . . . . . . . . . . . . . . . . . .  17
       SECTION 5.8.  Tax Elections  . . . . . . . . . . . . . . . . . . . .  17
       SECTION 5.9.  Tax Returns  . . . . . . . . . . . . . . . . . . . . .  17
       SECTION 5.10. Tax Matters Partner  . . . . . . . . . . . . . . . . .  18
       SECTION 5.11. Withdrawal by the General Partner  . . . . . . . . . .  18
       SECTION 5.12. Certain Decisions  . . . . . . . . . . . . . . . . . .  18

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
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ARTICLE VI                RIGHTS OF LIMITED PARTNERS  . . . . . . . . . . .  19
       SECTION 6.1.  Rights of Limited Partners   . . . . . . . . . . . . .  19
       SECTION 6.2.  Limitations on Limited Partners  . . . . . . . . . . .  20
       SECTION 6.3.  Liability of Limited Partners  . . . . . . . . . . . .  20
       SECTION 6.4.  Withdrawal and Return of Capital Contributions   . . .  20

ARTICLE VII      BOOKS, REPORTS, MEETINGS AND CONFIDENTIALITY   . . . . . .  20
       SECTION 7.1.  Capital Accounts, Books and Records  . . . . . . . . .  20
       SECTION 7.2.  Bank Accounts  . . . . . . . . . . . . . . . . . . . .  22
       SECTION 7.3.  Reports  . . . . . . . . . . . . . . . . . . . . . . .  22
       SECTION 7.4.  Meetings of Partners   . . . . . . . . . . . . . . . .  23
       SECTION 7.5.  Confidentiality  . . . . . . . . . . . . . . . . . . .  23

ARTICLE VIII       DISSOLUTION, LIQUIDATION AND TERMINATION   . . . . . . .  24
       SECTION 8.1.  Dissolution  . . . . . . . . . . . . . . . . . . . . .  24
       SECTION 8.2.  Reconstitution   . . . . . . . . . . . . . . . . . . .  24
       SECTION 8.3.  Liquidation and Termination  . . . . . . . . . . . . .  24

ARTICLE IX                 ASSIGNMENTS OF INTERESTS   . . . . . . . . . . .  25
       SECTION 9.1.  Assignment by Partners   . . . . . . . . . . . . . . .  25
       SECTION 9.2.  Removal of the General Partner   . . . . . . . . . . .  26
       SECTION 9.3.  Right of General Partner Upon Removal  . . . . . . . .  27

ARTICLE X               REPRESENTATIONS AND WARRANTIES  . . . . . . . . . .  28
       SECTION 10.1. Representations and Warranties . . . . . . . . . . . .  28

ARTICLE XI                       MISCELLANEOUS  . . . . . . . . . . . . . .  30
       SECTION 11.1. Notices  . . . . . . . . . . . . . . . . . . . . . . .  30
       SECTION 11.2. Amendment  . . . . . . . . . . . . . . . . . . . . . .  30
       SECTION 11.3. Partition  . . . . . . . . . . . . . . . . . . . . . .  30
       SECTION 11.4. Entire Agreement . . . . . . . . . . . . . . . . . . .  30
       SECTION 11.5. Severability . . . . . . . . . . . . . . . . . . . . .  30
       SECTION 11.6. No Waiver  . . . . . . . . . . . . . . . . . . . . . .  30
       SECTION 11.7. Applicable Law . . . . . . . . . . . . . . . . . . . .  30
       SECTION 11.8. Successors and Assigns . . . . . . . . . . . . . . . .  30
       SECTION 11.9. Counterparts . . . . . . . . . . . . . . . . . . . . .  31

SCHEDULE 1

NAMES, ADDRESSES AND CAPITAL CONTRIBUTIONS
OF THE LIMITED PARTNERS





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
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                             TITAN RESOURCES, L.P.


       THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement"), dated as of March 31, 1995, is made by and among Titan Resources I, Inc., a Texas corporation, as the general partner (the "General Partner"), and the persons who have executed a counterpart signature page to this Agreement as the Limited Partners (individually, a "Limited Partner" and collectively, the "Limited Partners").


                                   ARTICLE I

                            FORMATION OF PARTNERSHIP

       SECTION 1.1. Formation. Subject to the provisions of this Agreement, the parties do hereby form a Partnership which shall be considered and construed as a limited partnership pursuant to the provisions of the Texas Revised Limited Partnership Act, Article 6132a-1, Vernon's Texas Civil Statutes, as amended from time to time, and any successor statute or statutes (the "Act").

       SECTION 1.2. Name. The name of the Partnership shall be Titan Resources, L.P. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name or unless the General Partner determines that it is advisable to conduct Partnership business under another name. In such a case, the business of the Partnership in such jurisdiction or in connection with such determination may be conducted under such other name or names as the General Partner shall determine to be necessary. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

       SECTION 1.3. Business. The business of the Partnership shall be (a) to explore for, develop, produce, store, treat, process, gather, transport, purchase or market oil, gas and related hydrocarbons, (b) to acquire properties which may be used in oil and gas activities, including but not limited to (i) leasehold interests, mineral interests and royalty interests, (ii) plants, pipelines, wells, facilities, equipment and other assets relating to such activities or properties and (iii) contracts, easements, servitudes, permits, licenses and other rights relating to the foregoing; (c) to farmout, sell, abandon and otherwise dispose of Partnership assets; (d) to effectuate commodity hedging transactions in order to minimize the risk associated with the fluctuation of prices to be received by the Partnership from the sale of oil, gas and related hydrocarbons and minerals from Partnership properties; (e) to purchase or otherwise acquire, and to sell or otherwise dispose of, securities of issuers engaged in the foregoing activities, including each and every kind of security, whether recourse or nonrecourse to the issuer and without regard to whether such securities are publicly traded, readily marketable or restricted as to transfer or resale; (f) to purchase, possess, sell, transfer or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, securities held or owned by the Partnership; (g) to participate in any of the foregoing activities either directly or indirectly through another partnership, joint venture, corporation or other arrangement; and (h) to take all such other actions incidental to any of the foregoing as the General Partner may determine to be necessary or desirable.

       SECTION 1.4. Places of Business; Registered Agent; Names and Addresses of Partners.

       (a) The address of the principal United States office and place of business of the Partnership and its street address shall be 500 West Texas Avenue, Suite 500, Midland, Texas 79701. The General Partner, at any time and from time to time, may change the location of the Partnership's principal place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or desirable.

       (b) The registered office of the Partnership in the State of Texas shall be 500 West Texas Avenue, Suite 500, Midland, Texas 79701, and the registered agent for service of process on the Partnership shall be the General Partner, whose business address is the same as the Partnership's registered office. The General Partner, at any time and from time to time, may change the Partnership's registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.

       (c) The General Partner is the sole general partner of the Partnership. The General Partner's mailing address and the street address of its business is 500 West Texas Avenue, Suite 500, Midland, Texas 79701.

       (d) The mailing address and street address of each of the Limited Partners is set forth on Schedule 1 of this Agreement.

       SECTION 1.5. Term. The Partnership shall be formed and commence upon the execution by the General Partner and the Limited Partners of this Agreement on the date hereof and the concurrent completion of filing for record an initial certificate of limited partnership of the Partnership with the Secretary of State of the State of Texas, and the Partnership shall continue until terminated in accordance with Article VIII.

       SECTION 1.6. Filings. Upon the request of the General Partner, the Limited Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Texas and for the qualification and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions where the Partnership shall propose to conduct business. Prior to conducting business in any jurisdiction, the General Partner shall use its reasonable good faith efforts to cause the Partnership to comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership (or a partnership in which the Limited Partners have limited liability) in such jurisdiction.

       SECTION 1.7. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold its property in its own name or in the name of a nominee which may be the General Partner or any of its Affiliates or any trustee or agent designated by it.


                                   ARTICLE II

                           DEFINITIONS AND REFERENCES

       SECTION 2.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

       "Act" shall have the meaning assigned to such term in Section 1.1.

       "Adjusted Capital Account" shall mean the capital account maintained for each Partner as provided in Section 7.1(b), (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under
Article III, if any, (ii) an amount equal to such Partner's allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations, and (iii) the amount of Partnership liabilities allocable to such Partner under Section 752 of the Internal Revenue Code with respect to which such Partner bears the economic risk of loss to the extent such liabilities do not constitute Partner Nonrecourse Debt, and (b) reduced by (i) the amount of all losses and deductions reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e) (2) and 706(d) of the Internal Revenue Code and Treasury Regulation Section 1.751-1(b)(2)(ii)(d), and (ii) the amount of all distributions reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's capital account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made.

       "Affiliate" shall mean (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of the General Partner, (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the General Partner, (c) any person directly or indirectly controlling, controlled by or under common control with the General Partner, and (d) any officer, director, member, partner or sanguinal or affinal kin of the General Partner or any person described in subsection (a), (b) or
(c) of this paragraph. As used in this Agreement, the term "person" shall include an individual, an estate, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust or any other entity.

       "Capital Contributions" shall mean for any Partner at the particular time in question the aggregate of the dollar amounts of any cash, or the fair market value of any property, contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value of any property agreed to be contributed, or requested to be contributed, by such Partner to the capital of the Partnership.

       "Confidential Information" shall mean, without limitation, all proprietary information of the Partnership, including business opportunities of the Partnership, intellectual property, and any other information heretofore or hereafter acquired, developed or used by the Partnership relating to its business, including without limitation any confidential information contained in any lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, seismic records, production records, electric logs, core data, pressure data, production records, geological and geophysical reports and related data, memoranda, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Partnership, developed by, or originated by any third party and brought to the attention of, the Partnership.

       "General Partner" shall mean Titan Resources I, Inc., a Texas corporation, and any person who becomes a substituted general partner of the Partnership pursuant to the terms hereof.

       "Hightower" shall mean Jack D. Hightower.

       "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

       "Limited Partners" shall mean the persons who from time to time shall execute a counterpart signature page to this Agreement as the Limited Partners, and any person who becomes a substituted Limited Partner of the Partnership pursuant to the terms hereof.

       "Majority Interest" of the Limited Partners, as to any agreement, election, vote or other action of the Limited Partners, shall mean those Limited Partners whose combined Sharing Ratios exceed 50% of the Sharing Ratios of all Limited Partners.

       "Minimum Gain" shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

       "Partner Nonrecourse Debt" shall mean any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.

       "Partner Nonrecourse Deductions" shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

       "Partners" shall mean the General Partner and the Limited Partners.

       "Partnership" shall mean Titan Resources, L.P., a Texas limited partnership.

       "Partnership Nonrecourse Liabilities" shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

       "Partnership Securities" shall have the meaning set forth in Section 3.2(a) hereof.

       "Sharing Ratio" shall mean for any Limited Partner, the proportion that such Limited Partner's Units bear to the total number of Units outstanding as of the date of such determination (unless any class or series of Units issued pursuant to Section 3.2 shall have designations, preferences or special rights such that a Unit of such class or series shall represent a greater or lesser interest than a Unit of any other class or series, in which event the Sharing Ratio represented by a Unit of such class or series shall be that determined in accordance with such designations, preferences and special rights as are fixed by the General Partner pursuant to Section 3.2 with respect to such class or series of Units).

       "Simulated Basis", "Simulated Depletion", "Simulated Gain", and "Simulated Loss" shall have the meanings assigned to them in Section 7.1(b).

       "Unit" shall mean a unit of Partnership interest of a Limited Partner representing a percentage interest in the Partnership equal to a fraction, the numerator of which is one and the denominator of which is the total number of Units outstanding. At the time of the formation of the Partnership, Schedule 1 reflects that each Limited Partner shall receive one Unit in consideration for each dollar of Capital Contributions made to the Partnership, and that the total number of Units outstanding is 20,334,600. Notwithstanding the preceding sentences of this definition, the Partnership shall have the right to issue any class or series of Units pursuant to Section 3.2 that shall have designations, preferences or special rights such that a Unit of such class or series shall represent a greater or lesser interest in the Partnership than a Unit of any other class or series, in which event the interest in the Partnership represented by a Unit of such class or series shall be that determined in accordance with such designations, preferences and special rights as are fixed by the General Partner pursuant to Section 3.2 with respect to such class or series of Units.

       SECTION 2.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                  ARTICLE III

                                 CAPITALIZATION

       SECTION 3.1.  Capital Contributions of Partners.

       (a) The General Partner shall contribute in cash to the Partnership such amounts as shall be necessary to pay timely the costs and expenses allocated and charged to the General Partner in Section 4.2. Such Capital Contributions shall be paid to the Partnership by the General Partner from time to time in the appropriate amounts.

       (b) Within five days of the execution of this Agreement, each Limited Partner shall make the Capital Contribution to the Partnership of cash and/or services as is reflected opposite each such Limited Partner's name on Schedule 1 attached hereto and made a part hereof. The Partners agree that the value of the services contributed to the Partnership by Sydney W. Vanloh, Jr., Toby R. Neugebauer and R. Scot Brown, the partners of The Windrock Group, Ltd., in payment for their services rendered in connection with the formation of the Partnership shall have the value set forth on Schedule 1, which amounts shall be added to the capital account of such Limited Partners in accordance with
Section 7.1(b). Such amount set forth opposite each Limited Partner's name shall represent the maximum Capital Contribution to the Partnership that such Limited Partner shall be required to make to the Partnership (unless the General Partner requests and such Limited Partner otherwise elects to make additional Capital Contributions and thereby acquire additional Units in the Partnership). In return for such Capital Contribution, the entirety of each Limited Partner's interest in the Partnership shall consist of the number of Units set forth opposite such Limited Partner's name on Schedule 1, which entitle each such Limited Partner to all of the rights and obligations of a Limited Partner pursuant to this Agreement.

       SECTION 3.2.  Issuances of Additional Securities.

       (a) The General Partner is hereby authorized to cause the Partnership to issue, in addition to the Units issued at the time of the formation of the Partnership, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue ("Partnership Equity Securities"), any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership ("Partnership Debt Securities") (collectively, "Partnership Securities"), upon compliance with this Section
3.2. The General Partner may cause the Partnership to issue such Partnership Securities at any time and from time to time if (i) the Partnership shall have a need for additional Capital Contributions for any proper Partnership purpose and (ii) the General Partner shall provide each existing Limited Partner with the right to acquire such newly-issued Partnership Securities so that such Limited Partner may retain its Sharing Ratio at the time immediately prior to the issuance of such Partnership Securities. Notwithstanding the immediately preceding sentence, the General Partner may waive the requirements thereof in the event that (x) a Majority Interest of the

Limited Partners consent to waive the requirements of subsection (ii) of such sentence prior to the issuance of any such Partnership Securities, (y) the General Partner issues options to acquire Partnership Securities to employees of the Partnership or employees of the General Partner engaged primarily in the business and affairs of the Partnership pursuant to an incentive option plan theretofore adopted by the General Partner or (z) the General Partner shall issue such Partnership Securities for consideration other than for cash. Subject to the immediately preceding sentences, the General Partner may issue such Partnership Securities to such persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion. The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 3.2 and the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

       (b) Additional Partnership Securities to be issued by the Partnership pursuant to this Section 3.2 shall be issuable in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, and duties, including rights, powers and duties senior to existing classes and series of Partnership Securities, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, subject to Texas law and the terms of the Agreement, including, without limitation, (i) the allocations of items of Partnership income, gain, loss and deduction to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of additional Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Partnership Securities may be redeemed by the Partnership;
(v) whether such class or series of additional Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of each such class or series.

       (c) The General Partner is hereby authorized and directed to take all actions which it deems appropriate or necessary in connection with each issuance of Partnership Securities pursuant to this Section 3.2 and to amend this Agreement in any manner which it deems appropriate or necessary to provide for each such issuance, to admit additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any national securities exchange on which any Partnership Securities are listed for trading.

       SECTION 3.3. Return of Contributions. No interest shall accrue on any contributions to the capital of the Partnership, and no Partner shall have the right to withdraw or to be repaid any capital contributed by such Partner except as otherwise specifically provided in this Agreement.


                                   ARTICLE IV

                         ALLOCATIONS AND DISTRIBUTIONS

       SECTION 4.1.  Allocation Among Limited Partners.  Except as set forth in
Section 4.3(a), each Limited Partner shall share Partnership profits and losses and all related items of income, gain, loss, deduction and credit allocated, charged or credited to the Limited Partners herein in accordance with the Sharing Ratio of such Limited Partner.

       SECTION 4.2. Allocation of Costs and Expenses. All costs and expenses of the Partnership shall be allocated and charged to the Partners 1% to the General Partner and 99% to the Limited Partners.

       SECTION 4.3.  Allocation of Revenues.

       (a) All revenues of the Partnership (which shall not include Capital Contributions and loans to the Partnership) shall be allocated and credited to the Partners as follows:

           (i) Insurance proceeds shall be allocated among the Partners in the same proportions as costs and expenses were allocated and charged hereunder at the time of the accident or other occurrence giving rise to such insurance proceeds.

          (ii) All revenues used to repay any principal, interest or other amounts owing with respect to any Partnership borrowings or indebtedness shall be allocated to the Partners in the same proportions as the costs and expenses paid with such borrowings or indebtedness were allocated to the Partners (and, with respect to any indebtedness to which any property acquired by the Partnership is subject at the time of its acquisition, in the same proportions as costs are allocated under Section 4.2 at the time such property is acquired by the Partnership).

         (iii) After making the allocation provided for in Section 4.3(a)(ii) and taking into account the revenues allocated therein, all additional revenues resulting from the sale or other disposition of depletable property (as defined in Section 4.4(b)) shall be allocated, to the extent such revenues constitute a recovery of Simulated Basis of such property, to the Partners in the same percentages as the costs of the property sold were allocated up to an amount equal to each Partner's share of the Partnership's Simulated Basis in such property at the time of such sale. Thereafter, revenues resulting from any such sale or disposition shall be allocated to the Partners in a manner which will cause the aggregate of all revenues allocated to the Partners from such sale or disposition and all prior sales or other dispositions of depletable property (to the extent possible) to equal the amounts which would have been allocated under paragraph (iv) of this Section 4.3(a) in the absence of this paragraph (iii).

          (iv) All other revenues of the Partnership not specifically allocated above shall be allocated 1% to the General Partner and 99% to the Limited Partners.

       (b) All dry hole and bottom hole and similar contributions shall not be considered to be revenues hereunder but shall be applied to reduce the costs of the respective wells to which they relate.

       SECTION 4.4. Income Tax Allocations. Except as otherwise provided herein, for purposes of any applicable federal, state or local income tax law, rule or regulation items of income, gain, deduction, loss, credit and amount realized shall be allocated to the Partners as follows:

       (a) Income from the sale of oil or gas production (together with any credits associated with such production under Section 29 of the Internal Revenue Code) shall be allocated in the same manner as revenue therefrom is allocated and credited pursuant to Section 4.3.

       (b) Cost and percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is subject to depletion (herein sometimes called "depletable property") shall be computed separately by the Partners rather than the Partnership. For purposes of
Section 613A(c)(7)(D) of the Internal Revenue Code, the Partnership's adjusted basis in each depletable property shall be allocated to the Partners in proportion to each Partner's respective share of the costs and expenses which entered into the Partnership's adjusted basis for each depletable property, and the amount realized on the sale or other disposition of each depletable property shall be allocated to the Partners in proportion to each Partner's respective share of the revenue from the sale or other disposition of such property provided for in Section 4.3. For purposes of allocating amounts realized upon any such sale or disposition which are deemed to be received for federal income tax purposes and are attributable to Partnership indebtedness or indebtedness to which the depletable property is subject at the time of such sale or disposition, such amounts shall be allocated in the same manner as Partnership revenues used for the repayment of such indebtedness would have been allocated under Section 4.3(a)(ii).

       (c) Items of deduction, loss and credit not specifically provided for above (other than loss from the sale or other disposition of Partnership property), including depreciation, cost recovery and amortization deductions, shall be allocated to the Partners in the same manner that the costs and expenses of the Partnership that gave rise to such items of deduction, loss and credit were borne.

       (d) Gain from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner's allocable share of the revenue from the sale of the Partnership property provided for in Section 4.3, and loss from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner's allocable share of the costs and expenses of the Partnership property provided for in Section 4.2.

       (e) All recapture of income tax deductions resulting from the sale or other disposition of Partnership property shall, to the maximum extent possible, be allocated to the Partner to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Partner is allocated any gain from the sale or other disposition of such property.

       (f) Income resulting from the Partnership's receipt of dry hole, bottom hole or similar contributions shall be allocated in the same manner as the costs to which they were applied were allocated.

       (g) Any other items of Partnership income or gain not specifically provided for above shall be allocated in the same manner as such revenue is allocated and credited pursuant to Section 4.3.

       (h) Notwithstanding any of the provisions of this Section 4.4 to the contrary:

              (i) If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership's other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner's share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

              (ii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership Nonrecourse Liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

              (iii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then if necessary, a pro rata portion of the Partnership's other items of income and gain, and if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure or by the Partnership's use of capital contributed by such Partner to repay the Partner's Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

       (i) If for any fiscal year of the Partnership the allocation of any loss or deduction (net of any income or gain) to any Partner would cause or increase a negative balance in such Partner's Adjusted Capital Account as of the end of such fiscal year (a "Deficit Partner") after taking into account the provisions of subsection (h) of this Section 4.4, only the amount of such loss or deduction that reduces the balance to zero shall be allocated to such Deficit Partner and the remaining loss or deduction shall be allocated to the Partners whose Adjusted Capital Accounts have a positive balance remaining at such time (the "Positive Partners") in proportion to such positive balances. After any such allocation, any Partnership income or gain that would otherwise be allocated to the Deficit Partner shall be allocated instead to the Positive Partners up to an amount equal to the Partnership loss or deduction allocated to the Positive Partners under the preceding sentence; provided, however, that no allocation of income, gain or amount realized shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of a Deficit Partner to be less than zero. If, after taking into account the allocation in the first sentence of this Section 4.4(i), the Adjusted Capital Account balance of a Deficit Partner remains less than zero at the end of a fiscal year, a pro rata portion of each item of Partnership income or gain otherwise allocable to the Positive Partners for such fiscal year (or if there is no such income or gain allocable to the Positive Partners for such fiscal year, all such income or gain so allocable in the succeeding fiscal year or years) shall be allocated to the Deficit Partner in an amount necessary to cause its Adjusted Capital Account balance to equal zero; provided, however, that no allocation under this sentence shall have the effect of causing any Positive Partner's Adjusted Capital Account to be less than zero. After any such allocation, any Partnership gain resulting from the sale or other disposition of Partnership property that would otherwise be allocated to a Deficit Partner for any fiscal year under this Section 4.4 shall be allocated instead to the Positive Partners until the amount of gain so allocated equals the amount of gain previously allocated to such Deficit Partner under the preceding sentence of this Section 4.4(i); provided, however, that no allocation of gain shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of a Deficit Partner to be less than zero.

       SECTION 4.5. Distributions. The General Partner may distribute funds of the Partnership which the General Partner reasonably determines are not needed for the payment of existing or foreseeable Partnership obligations and expenditures to the Partners at such times and in such amounts as the General Partner, in its sole discretion, determines to be appropriate. Subject to the next sentence of this Section 4.5 and applicable law, the General Partner shall distribute to the Partners within 90 days after the end of each year an amount equal to the highest marginal federal income tax rate for ordinary income to individuals multiplied by such Partner's share of the net income of the Partnership for such year that would be considered ordinary income plus the highest capital gains rate multiplied by such Partner's share of the net income of the Partnership for such year that would be considered net capital gains income. Notwithstanding the immediately preceding sentence, (a) at any time prior to the termination of Section 1 of the Voting and Shareholders Agreement among the General Partner, Jack D. Hightower, Natural Gas Partners, L.P. and Natural Gas Partners II, L.P. dated even date with this Agreement, those Limited Partners whose combined Sharing Ratios exceed 75% of the Sharing Ratios of all Limited Partners may waive the requirement of the immediately preceding sentence, and (b) at any time subsequent to the termination of Section 1 of the Voting and Shareholders Agreement, a Majority Interest of the Limited Partners may waive the requirement of the immediately preceding sentence. All such distributions shall be made to the Partners 1% to the General Partner and 99% to the Limited Partners.


                                   ARTICLE V

                                   MANAGEMENT

       SECTION 5.1.  Power and Authority of General Partner.

       (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in Section 5.2 and elsewhere in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partners shall have no right of control over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership in the name of the Partnership, including, without limitation (except as aforesaid), the right and power to:

              (1) acquire leases, mineral interests, royalty or overriding royalty interests, fee rights, licenses, concessions or other rights covering oil, gas and related hydrocarbons (or contractual rights to acquire any such interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with any such interest or the exploration, development or operation thereof, and otherwise act for, in the name of and on behalf of the Partnership with respect to such properties, all in accordance with the terms of this Agreement;

              (2) purchase or otherwise acquire other real or personal property of every nature considered necessary or appropriate to carry on and conduct the business of the Partnership;

              (3) borrow monies for the purchase, development, exploration and maintenance of Partnership assets and other aspects of the Partnership's business and from time to time to draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness; to secure the payment of the sums so borrowed and to mortgage, pledge or assign in trust all or any part of the property of the Partnership, and to assign any monies owing or to be owing to the Partnership;

              (4) enter into any agreements of joint venture or partnership or for sharing of risks, expenses or profits, with any person, firm, corporation, government or agency thereof engaged in any business or transaction in which the Partnership is authorized to engage;

              (5) explore and prospect by geological, geophysical or other methods for the location of anomalies or other indications favorable to the accumulation of oil and gas, including specifically the power to contract with third parties for such purposes;

              (6) maintain, develop, operate, manage and defend Partnership property; to drill, test, plug and abandon or complete and equip, rework and recomplete any number of wells on Partnership properties for the production of oil and gas located thereunder; to contract with third parties for such purposes; to carry out a program or programs of enhanced recovery operations on Partnership properties and to do any and all other things necessary or appropriate to carry out the terms and provisions of this Agreement which would or might be done by a normal and prudent operator in the development, operation and management of its own property;

              (7) enter into and execute operating agreements, drilling contracts, farmouts, dry and bottom hole and acreage contribution letters, participation agreements, gas processing agreements and any other agreements customarily employed in the oil and gas industry in connection with the acquisition, sale, development, exploration or operation of oil and gas properties, agreements as to rights-of-way and any and all other instruments or documents considered by the General Partner to be necessary or appropriate to carry on and conduct the business of the Partnership, for such consideration and on such terms as the General Partner may determine to be in the best interests of the Partnership;

              (8) sell the production accruing to Partnership properties and to execute gas sales contracts, casinghead gas contracts, transfer orders, division orders, or any other instruments in connection with the sale of production from the Partnership's interest in such properties;

              (9) farm-out, sell, assign, convey or otherwise dispose of, for such consideration and upon such terms and conditions as the General Partner may determine to be in the best interests of the Partnership, all or any part of the Partnership property, any interest therein, or any interest payable therefrom, and in connection therewith to execute and deliver such deeds, assignments and conveyances containing such warranties as the General Partner may determine to be appropriate;

              (10) purchase, lease, rent or otherwise acquire or obtain the use of facilities, machinery, equipment, tools, materials and all other kinds and types of real or personal property that may in anyway be deemed necessary, convenient, or advisable in connection with carrying on the business of the Partnership;

              (11) pay delay rentals, bonus payments, shut-in gas royalty payments, property taxes, surface damages, rights-of-way, easements and any other amounts necessary or appropriate to the maintenance or operation of any Partnership property;

              (12) make and to enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the General Partner may deem advisable or appropriate;

              (13) procure and maintain in force such insurance as the General Partner shall deem prudent to serve as protection against liability for loss and damage which may be occasioned by the activities to be engaged in by the Partnership or the General Partner on behalf of the Partnership;

              (14) quitclaim, surrender, release or abandon any Partnership property, with or without consideration therefor;

              (15) enter into commodity hedging transactions of any type whatsoever;

              (16) exercise of all rights, powers, privileges and other incidents of ownership or possession with respect to securities and other assets owned by the Partnership;

              (17) prepay in whole or in part, refinance, recast, increase, modify or extend any liabilities affecting the Partnership property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership property;

              (18) contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers, financial advisors, underwriters, consultants and accountants;

              (19) take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership;

              (20) institute, prosecute, defend, mediate, arbitrate and settle lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; and

              (21) take such other acts as may be incidental to the acts and things expressly authorized by this Agreement.

       (b) In accomplishing all of the foregoing and in fulfilling its obligations pursuant to this Agreement, the General Partner may, in its sole discretion, retain or use any Affiliates' personnel, properties and equipment or the General Partner may hire or rent those of third parties and may employ on a temporary or continuing basis outside accountants, attorneys, consultants and others on such terms as the General Partner deems advisable. No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.

       SECTION 5.2. Certain Restrictions on General Partner's Power and Authority. Notwithstanding anything else expressed or implied to the contrary in this Agreement, the General

Partner shall not have the power or authority to cause the Partnership to, and shall not do, perform or authorize any of the following acts without having previously obtained the consent of a Majority Interest of the Limited Partners, which consent may be obtained at a meeting of the Partners or by means of a written consent of a Majority Interest of the Limited Partners:

       (a) do any act in contravention of this Agreement or the organizational documents (including, without limitation, the provisions of Article Four of the Bylaws) of the General Partner;

       (b)    confess a judgment against the Partnership;

       (c) possess property, or assign rights in specific property, for other than a Partnership purpose;

       (d) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

       (e) mortgage, pledge, assign in trust or otherwise encumber the Partnership's right to receive Capital Contributions from the Limited Partners;

       (f) guarantee in the name or on behalf of the Partnership the payment of money or the performance of any contract or other obligation of any person other than the Partnership;

       (g) make any advance payments of compensation or other consideration to the General Partner or any of its Affiliates, except to the extent expressly permitted herein;

       (h) use the Partnership name, credit or property for other than Partnership purposes;

       (i)    merge or consolidate the Partnership with any other person; or

       (j) except as expressly provided herein, to take any action with respect to the assets or property of the Partnership which benefits the General Partner or an Affiliate thereof to the detriment of the Limited Partners or the Partnership, including, among other things, utilization of funds of the Partnership as compensating balances for the benefit of the General Partner.

       SECTION 5.3. Duties and Services of the General Partner. The General Partner shall comply in all respects with the terms of this Agreement. In the conduct of the business and operations of the Partnership, the General Partner shall (a) use its reasonable good faith efforts to cause the Partnership (i) to comply with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject, (ii) to comply with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject and (iii) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of the Partnership's business and operations and (b) attend to other day-to-day affairs of the Partnership in a manner which is in the best interests of the Partnership. The General Partner shall be obligated to perform the duties, responsibilities and obligations of the General Partner hereunder only to the extent that funds of the Partnership are available therefor.
During the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership's business as may be necessary to promote adequately the interests of the Partnership and the mutual interests of the Partners.

       SECTION 5.4.  Liability of Partners and Indemnification.

       (a) The General Partner, the Limited Partners and their Affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any acts or omissions that do not constitute gross negligence, willful misconduct, a breach of fiduciary duty or a breach of the express terms of this Agreement, and the Partnership shall indemnify to the maximum extent permitted under the Act and save harmless the General Partner and the Partners and their Affiliates, and their partners, officers, directors, employees and agents (individually, "Indemnitee") from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Partnership shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

       (b) The Partnership shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee's appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

       (c) The General Partner shall have the right to require that any contract entered into by the Partnership provide that the General Partner shall have no personal liability for the obligations of the Partnership thereunder.

       (d) The indemnification provided by this Section 5.4 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as a Partner or an officer, director, employee or agent of a Partner or as a person serving at the request of the Partnership as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees.

       (e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of this indemnification provision.

       (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

       SECTION 5.5. Contracts with Affiliates. The Partnership may enter into contracts and agreements with any Partner and/or any of its Affiliates for the rendering of services and the sale and lease of supplies and equipment on such arms-length terms that (i) are no less favorable to the Partnership than those available from unrelated third parties and (ii) are approved by the board of directors of the General Partner in accordance with the terms of its bylaws.

       SECTION 5.6. Reimbursement of General Partner. The Partnership shall pay or reimburse to the General Partner, as a Partnership expense, all reasonable direct and indirect costs and expenses incurred by the General Partner in organizing the Partnership and in managing and conducting the business and affairs of the Partnership, including, without limitation, (i) all costs and expenses incurred in any business of the Partnership, (ii) secretarial, telephone, office rent and other office expenses, (iii) salaries and other compensation expenses of employees, officers and directors, (iv) other administrative expenses, (v) travel expenses, (vi) legal and accounting costs and expenses and (vii) expenses incurred in providing or obtaining such other professional, technical, administrative services and advice as the General Partner may deem necessary or desirable. The General Partner may utilize the services of any of its Affiliates in the course of conducting the business and affairs of the Partnership, and the Partnership may pay, and any such Affiliate shall be entitled to receive, a reasonable fee for any services performed at the request of the General Partner for the Partnership. The General Partner shall determine which expenses are allocable to the Partnership in a manner which is fair and reasonable to the General Partner and the Partnership, and if such allocation is made by the General Partner in good faith it shall be conclusive in the absence of manifest error.

       SECTION 5.7. Insurance. The General Partner shall acquire and maintain for the Partnership at its expense insurance covering such risks and in such amounts as the General Partner shall from time to time determine to be necessary or appropriate.

       SECTION 5.8. Tax Elections. The General Partner shall make such tax elections on behalf of the Partnership as it shall deem appropriate in its sole discretion.

       SECTION 5.9. Tax Returns. The General Partner shall deliver necessary tax information to each Partner after the end of each fiscal year of the Partnership. Not less than 60 days prior to the date (as extended) on which the Partnership intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed to be filed by the General Partner shall be furnished to the Limited Partners for review, comments and approval. No such federal income tax return or state income tax return may be filed with the appropriate governmental authority unless specifically approved by a Majority Interest of the Limited Partners. In addition, not more than 10 days after the date on which the Partnership files its federal income tax return or any state income tax return, a copy of the return so filed by the General Partner shall be furnished to the Limited Partners.

       SECTION 5.10. Tax Matters Partner. The General Partner shall be designated the tax matters partner under Section 6231 of the Internal Revenue Code. The General Partner is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. The General Partner shall have full and exclusive power and authority on behalf of the Partnership to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Such power and authority shall include, without limitation, the power and authority to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any Partnership tax matter, and to enter into a settlement agreement relating to any Partnership tax matter.

       SECTION 5.11. Withdrawal by the General Partner. The General Partner shall not voluntarily withdraw from the Partnership unless a Majority Interest of the Limited Partners shall consent to such withdrawal. In the event that a Majority Interest of the Limited Partners shall consent to the withdrawal of the General Partner, the General Partner shall not be deemed to be liable with respect to any debts or liabilities that the Partnership incurs subsequent to the date of withdrawal, provided that such withdrawal shall not diminish or in any way affect the liability of the General Partner with respect to any debts or liabilities that the Partnership incurred prior to such date.

       SECTION 5.12. Certain Decisions. (a) Unless otherwise expressly provided in this Agreement (i) whenever a conflict of interest exists or arises between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, or (ii) whenever this Agreement provides that the General Partner shall act in a manner which is or provide terms which are fair and are reasonable to the Partnership or the Limited Partners, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting or engineering practices or principles, and in the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or under the Act or any other applicable law, rule or regulation. Unless otherwise expressly provided in this Agreement, any provision contained herein shall control to the fullest extent possible if it is in conflict with such standard of care or duty, the Act or any other applicable law, rule or regulation; and each Partner hereby waives such standard of care or duty under the Act and such applicable law, rule or regulation and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provisions of this Section 5.12.

       (b) Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its "sole discretion" or "discretion", or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interests or factors affecting the Partnership or the Limited Partners or (ii) in "good faith" or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or under the Act or any other applicable law, rule or regulation. Each Partner hereby consents and agrees that the General Partner may so act, waives any standard of care or duty imposed in this Agreement or under the Act or any other applicable law, rule or regulation, waives the rights and protection provided and afforded thereby, and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provision of this Section 5.12.

       (c) With respect to each transaction between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, which is authorized by or consummated in accordance with Section 5.12(a) or
(b), or with respect to any actions taken by the General Partner with respect to the Partnership, each Limited Partner hereby (i) consents and agrees to and ratifies each such transaction to the extent that the Act and the laws of any jurisdiction to which the Partnership or this Agreement is subject require the consent to or approval or ratification of such transaction and (ii) agrees that such consent, agreement and ratification shall be valid and effective despite the fact that it is necessarily being given in advance and without full disclosure of the facts and circumstances that will pertain to future transactions of such nature.

       (d) No transaction between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, or any actions taken by the General Partner with respect to the Partnership, will be void or voidable solely for this reason and/or under the Act or any other applicable law, rule or regulation, and no person having an interest in any such transaction shall have any liability to the Partnership or any Partner solely by virtue of such relationship or conflict, if the material facts as to the relationship and transaction are disclosed or are known to the Limited Partners and the transaction is approved by a Majority Interest of the Limited Partners; provided, however, that this Section 5.12(d) shall not imply any duty or obligation upon the General Partner to seek or obtain any such approval.


                                   ARTICLE VI

                           RIGHTS OF LIMITED PARTNERS

       SECTION 6.1. Rights of Limited Partners. Each of the Limited Partners shall have the right to: (a) have the Partnership books and records (including, without limitation, those required under the Act) kept at the principal United States office of the Partnership and at all reasonable times to inspect and copy any of them at the sole expense of such Limited Partner;
(b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up of the Partnership by decree of court as provided for in the Act; and (d) exercise all rights of a limited partner under the Act (except to the extent otherwise specifically provided herein). Notwithstanding the foregoing, the Limited Partners shall not have the right to receive data pertaining to the properties of the Partnership if the General Partner is subject to a valid agreement prohibiting the distribution of such data or if the General Partner shall otherwise determine that such data is Confidential Information.

       SECTION 6.2. Limitations on Limited Partners. The Limited Partners shall not: (a) be permitted to take part in the business or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; or (c) have the authority or power to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Partner shall hold out or represent to any third party that the Limited Partners have any such power or right or that the Limited Partners are anything other than "limited partners" in the Partnership.

       SECTION 6.3. Liability of Limited Partners. The Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except (a) for any unpaid Capital Contributions agreed to be made by such Limited Partner, (b) to the extent of the Limited Partners' share of the assets (including undistributed revenues) of the Partnership and (c) as otherwise provided in the Act.

       SECTION 6.4. Withdrawal and Return of Capital Contributions. No Limited Partner shall be entitled to (a) withdraw from the Partnership except upon the assignment by such Limited Partner of all of its interest in the Partnership in accordance with Article IX, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.


                                  ARTICLE VII

                  BOOKS, REPORTS, MEETINGS AND CONFIDENTIALITY

       SECTION 7.1.  Capital Accounts, Books and Records.

       (a) The General Partner shall keep books of account for the Partnership in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Partnership.

       (b) An individual capital account shall be maintained by the Partnership for each Partner as provided below:

           (i) The capital account of each Partner shall, except as otherwise provided herein, be (A) credited by such Partner's Capital Contributions when made, (B) credited by the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code), (C) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Partner, (D) credited with the Partner's share of Simulated Gain as provided in subparagraph (ii) of this Section 7.1(b), (E) debited by the amount of any item of tax deduction or loss allocated to such Partner, (F) debited with the Partner's share of Simulated Loss and Simulated Depletion as provided in subparagraph (ii) of this Section 7.1(b), (G) debited by such Partner's allocable share of expenditures of the Partnership not deductible in computing the Partnership's taxable income and not properly chargeable as capital expenditures, including any non-deductible book amortizations of capitalized costs, and (H) debited by the amount of cash or the fair market value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Internal Revenue Code). Immediately prior to any distribution of assets by the Partnership that is not pursuant to a liquidation of the Partnership or all or any portion of a Partner's interest therein, the Partners' capital accounts shall be adjusted by (X) assuming that the distributed assets were sold by the Partnership for cash at their respective fair market values as of the date of distribution by the Partnership and (Y) crediting or debiting each Partner's capital account with its respective share of the hypothetical gains or losses, including Simulated Gains and Simulated Losses, resulting from such assumed sales in the same manner as each such capital account would be debited or credited for gains or losses on actual sales of such assets. Notwithstanding the foregoing sentence, the Partnership shall not distribute any property in kind to any Partner except as provided in Section 8.3.

          (ii) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.4(b) and each Partner's separately computed depletion deductions shall not reduce such Partner's capital account, but such Partner's capital account shall be decreased by an amount equal to the product of the depletion deductions that would otherwise be allocable to the Partnership in the absence of Section 613A(c)(7)(D) of the Internal Revenue Code (computed without regard to any limitations which theoretically could apply to any Partner) times such Partner's percentage share of the adjusted basis of the property (determined under Section 4.4(b)) with respect to which such depletion is claimed (herein called "Simulated Depletion"). The Partnership's basis in any oil or gas property as adjusted from time to time for the Simulated Depletion allocable to all Partners (and where the context requires, each Partner's allocable share thereof, which share shall be determined in the same manner as the allocation of basis prescribed in Section 4.4(b)) is herein called "Simulated Basis". No Partner's capital account shall be decreased, however, by Simulated Depletion deductions attributable to any depletable property to the extent such deductions exceed such Partner's allocable share of the Partnership's remaining Simulated Basis in such property. The Partnership shall compute simulated gain ("Simulated Gain") or simulated loss ("Simulated Loss") attributable to the sale or other disposition of a depletable property based on the difference between the amount realized from such sale or other disposition and the Simulated Basis of such property, as theretofore adjusted. Any Simulated Gain shall be allocated to the Partners and shall increase their respective capital accounts in the same manner as the amount realized from such sale or other disposition in excess of Simulated Basis shall have been allocated pursuant to
Section 4.4(b). Any Simulated Loss shall be allocated to the Partners and shall reduce their respective capital accounts in the same percentages as the costs of the property sold were allocated up to an amount equal to each Partner's share of the Partnership's Simulated Basis in such property at the time of such sale.

         (iii) Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) and any election by an individual Partner under Section 59(e)(4) of the Internal Revenue Code to amortize such Partner's share of intangible drilling and development costs shall not affect the capital accounts of the Partners (unless otherwise required by applicable Treasury Regulations), and the Partners' capital accounts shall be debited or credited pursuant to the terms of this Section 7.1 as if no such election had been made.

          (iv) Capital accounts shall be adjusted, in a manner consistent with this Section 7.1, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

           (v) In the case of property contributed to the Partnership by a Partner, and in the case of any revaluation of the Partners' capital accounts as required under applicable Treasury Regulations, the Partners' capital accounts shall be debited or credited for items of depreciation, cost recovery, Simulated Depletion, amortization and gain or loss with respect to any such contributed or revalued property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of its contribution or revaluation, in lieu of the capital account adjustments provided above for such items, all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

          (vi) It is the intention of the Partners that the capital accounts of each Partner be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the capital accounts is required by such regulation, the General Partner is hereby authorized to make such adjustment after notice to the Limited Partners.

       SECTION 7.2. Bank Accounts. The General Partner shall cause one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation or some other financial institution, which accounts shall be used for the payment of the expenditures incurred by the Partnership in connection with the business of the Partnership, and in which shall be deposited any and all receipts of the Partnership. The General Partner shall determine the number of and the persons who will be authorized as signatories on each such bank account. The General Partner may invest the Partnership funds in such money market accounts or other investments as the General Partner shall determine to be necessary or appropriate.

       SECTION 7.3. Reports. The Partnership shall provide each Partner with the following financial statements and reports at the times indicated below:

       (a) Monthly within 30 days after the end of each month, financial statements with respect to such month, including income statements, balance sheets and cash flow statements. Such financial statements shall be subject to audit by any of the Partners at any time at their request at their own expense.

       (b) Annually within 75 days after the end of each fiscal year of the Partnership, financial statements, including income statements, balance sheets and cash flow statements with respect to such fiscal year, which financial statements shall be audited by an independent certified public accounting firm appointed by the General Partner and acceptable to a Majority Interest of the Limited Partners. Such financial statements shall be subject to audit by any of the Partners at any time at their request at their own expense.

       (c) As soon as practicable, but in no event later than 60 days after the close of each semi-annual period (i.e, the periods ending on June 30 and December 31 of each year) of the Partnership, a reserve report as of the last day of such semi-annual period prepared by a petroleum engineer (who may be an employee of the General Partner or the Partnership) designated by the General Partner and acceptable to a Majority Interest of the Limited Partners that sets forth with respect to the Partnership as a whole, proved reserves, future net revenues relating thereto (based upon pricing and other assumptions specified by the General Partner) and the present discounted value of such future net revenues (the rate of discount to be specified by the General Partner).

       (d) Such other reports and financial information as the General Partner shall determine from time to time.

       SECTION 7.4. Meetings of Partners. The General Partner shall hold meetings of the Partners from time to time to inform and consult with the Limited Partners concerning the Partnership's assets and such other matters as the General Partner deems appropriate. Such meetings shall be held at such times and places, as often and in such manner as shall be determined by the General Partner. Unless objected to by a Majority Interest of the Limited Partners, the General Partner at its election may separately inform and consult with the Limited Partners for the above purposes without the necessity of calling and/or holding a meeting of the Limited Partners. Notwithstanding the foregoing provisions of this Section 7.4, the Limited Partners shall not be permitted to take part in the business or control of the business of the Partnership; it being the intention of the parties that the involvement of the Limited Partners as contemplated in this Section 7.4 is for the purpose of informing the Limited Partners with respect to various Partnership matters, explaining any information furnished to the Limited Partners in connection therewith, answering any questions the Limited Partners may have with respect thereto and receiving any ideas or suggestions the Limited Partners may have with respect thereto; it being the further intention of the parties that the General Partner shall have full and exclusive power and authority on behalf of the Partnership to acquire, manage, control and administer the assets, business and affairs of the Partnership in accordance with Section 5.1 of this Agreement and the other applicable provisions of this Agreement.

       SECTION 7.5. Confidentiality. No Partner shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Partner for other than a proper Partnership purpose. No Partner shall disclose any such Confidential Information except as expressly authorized by this Agreement or by the General Partner, or as required by law or governmental or regulatory authority. Each Partner shall instruct all Affiliates (including their representatives, agents and counsel) to comply with this Section 7.5. If a Partner is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Partner shall immediately notify the General Partner of such notice and provide the General Partner the opportunity to resist such disclosure by appropriate proceedings.

                                  ARTICLE VIII

                    DISSOLUTION, LIQUIDATION AND TERMINATION

       SECTION 8.1. Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

       (a)    The occurrence of December 31, 2003.

       (b) The sale, disposition or termination of all or substantially all of the property then owned by the Partnership.

       (c) The occurrence of an event of withdrawal from the Partnership by the General Partner as provided for in this Agreement or the Act.

       (d) The consent in writing of the General Partner and a Majority Interest of the Limited Partners.

       (e) The occurrence of any event which, under the Act, causes the dissolution of a limited partnership.

       SECTION 8.2. Reconstitution. Upon the dissolution of the Partnership as a result of an event described in Section 8.1(c) or, to the extent permitted under the Act, Section 8.1(e), the Partnership may be reconstituted and its business continued without being wound up as provided in Section 8.03 of the Act, and the provisions of Section 6.02 of the Act shall be applicable.

       SECTION 8.3. Liquidation and Termination. Upon dissolution of the Partnership, unless reconstituted under Section 8.2, the General Partner or, if the withdrawal of the General Partner caused the dissolution of the Partnership, a person selected by a Majority Interest of the Limited Partners, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

       (a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Partner, shall cause a proper accounting to be made by the Partnership's independent accountants of the Partnership's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

       (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Partnership, the Partners' capital accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Partnership for cash at their respective fair market values (as determined by an appraiser selected by the liquidator) as of the date of termination of the Partnership, (ii) assuming the distribution of such cash at such time in the percentages required under
Section 4.5, and (iii) debiting or crediting each Partner's capital account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as each such capital account would be debited or credited with gains or losses on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of termination of the Partnership at its fair market value by the appraiser selected in the manner provided above) distribute to the Partners such amounts as are required to pay the positive balances of their respective capital accounts. Such a distribution shall be in cash or in kind as determined by the liquidator. Any distribution to the Partners in liquidation of the Partnership shall be made by the later of either the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation Section 1.704-1(b)(2)(ii) as in effect at such time. Each Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 8.3.

       (c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

       (d) Notwithstanding any provision in this Agreement to the contrary, no Partner shall be obligated to restore a deficit balance in its capital account at any time.

       The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 8.3 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interest in the Partnership and all Partnership property.


                                   ARTICLE IX

                            ASSIGNMENTS OF INTERESTS

       SECTION 9.1.  Assignment by Partners.

       (a) No Partner's interest in the Partnership or rights therein shall be assigned, mortgaged, pledged, subjected to a security interest or otherwise encumbered, in whole or in part, without the prior written consent of the other Partners; provided, however, that each of Natural Gas Partners, L.P., a Delaware limited partnership, and Natural Gas Partners II, L.P., a Delaware limited partnership, shall have the right to assign its respective interest to its respective partners without such consent. Any attempt by a Partner to assign its interest without the required consent shall be void ab initio.

       (b) Unless an assignee of an interest in the Partnership becomes a substituted Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Partner hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

       (c) An assignee of an interest in the Partnership shall become a substituted Partner entitled to all of the rights of a Partner if, and only if,
(i) the assignor gives the assignee such right, (ii) the General Partner and Limited Partners whose combined Sharing Ratios exceed 80% of the Sharing Ratios of all Limited Partners consent in writing to such substitution, the granting or denying of which shall be in such Partners' sole discretion, (iii) the assignee executes and delivers such instruments, in form and substance satisfactory to the General Partner (if the assignee is the assignee of a Limited Partner), or 80% in interest of the Limited Partners (if the assignee is the assignee of the General Partner), as the General Partner (or 80% in interest of the Limited Partners, as the case may be) may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, and
(iv) if the General Partner so requires, the assignee reimburses the Partnership for any costs incurred by the Partnership in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such assignment as a substituted Partner of the Partnership.

       (d) The Partnership and the General Partner shall be entitled to treat the record owner of any Partnership interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest that complies with the terms of this Agreement has been received by the General Partner.

       SECTION 9.2. Removal of the General Partner. Subject to the provisions hereof and provided that the combined Sharing Ratios of the Limited Partners that elect a new General Partner to continue the Partnership must exceed 50%,
(a) at any time prior to the termination of Section 1 of the Voting and Shareholders Agreement among the General Partner, Jack D. Hightower, Natural Gas Partners, L.P. and Natural Gas Partners II, L.P. dated even date with this Agreement, those Limited Partners whose combined Sharing Ratios exceed 75% of the Sharing Ratios of all Limited Partners may remove the General Partner and select a new General Partner to operate and carry on the business and affairs of the Partnership and (b) at any time subsequent to the termination of Section 1 of the Voting and Shareholders Agreement, a Majority Interest of the Limited Partners may remove the General Partner and select a new General Partner to operate and carry on the business and affairs of the Partnership. Any such successor General Partner will be named in, and its appointment as such will be effective as of a date specified in, a notice to the General Partner from the Limited Partners exercising the right to remove the General Partner and select the successor General Partner. The removal of the General Partner shall be effective only if and when the following conditions have been satisfied:

       (a) A successor General Partner shall have been selected and shall have agreed to accept the responsibilities of a General Partner and shall have made arrangements to release the removed General Partner from personal liability on all permitted Partnership indebtedness; and if the Partnership creditors will not consent to such release, the new General Partner shall indemnify, in a manner reasonably satisfactory to the removed General Partner, the removed General Partner for such liability.

       (b) This Agreement and the Certificate of Limited Partnership of the Partnership shall have been duly amended to name the new General Partner. To the extent required by the laws of any jurisdiction to which the Partnership or this Agreement is subject, the Partners hereby unanimously consent to the admission of such successor General Partner and hereby appoint such successor General Partner as the agent and attorney in fact for each Partner (including without limitation the retiring General Partner) for the purpose of signing, swearing to and filing an amendment to the certificate of limited partnership of the Partnership and all other necessary or appropriate documents in connection with the substitution of such successor General Partner.

       (c) Either (i) a favorable ruling shall have been received by the Partnership from the Internal Revenue Service to the effect that neither the grant nor the exercise of the powers described in this Section 9.2 will adversely affect the tax status of the Partnership, or any of the Partners, or
(ii) counsel for the Limited Partners shall have delivered to the Limited Partners an opinion to the same effect.

       The provisions of this Section 9.2 shall not be the sole remedy of the Limited Partners in the event the General Partner is removed, and in such event the Partnership and/or the Limited Partners shall have all other rights and remedies as shall be available to them pursuant to this Agreement, at law or in equity to redress any wrong or damage, if any, arising from the event or circumstances giving rise to the General Partner's removal.

       SECTION 9.3. Right of General Partner Upon Removal. In the event the General Partner is removed in accordance with Section 9.2, the incoming General Partner shall have the right to purchase from the removed General Partner a one percent general partner interest in the Partnership at a price equal to the appraised value thereof. Such appraised value shall be determined by a qualified independent appraiser who is mutually agreed upon by both the removed General Partner and the incoming General Partner within 30 days after the selection of the incoming General Partner. If the removed General Partner and the incoming General Partner cannot mutually agree upon a single independent appraiser within such period, they shall each select their own independent appraiser and those two appraisers shall select a third independent appraiser. The cost of such appraisal shall be borne equally by the Partnership and by the removed General Partner. The incoming General Partner's option to acquire such interest must be exercised by notice in writing to the removed General Partner not more than 20 days after the selection of the incoming General Partner and the purchase price for such interest shall be paid in cash not more than 30 days after receipt by the parties of the report of the appraiser setting forth the appraised value. In the event the incoming General Partner does not elect to purchase the one percent general partner interest of the removed General Partner pursuant to the provisions of this Section 9.3, or in the event that the General Partner owns an interest in the Partnership in excess of one percent, the remaining interest of the General Partner, if any, shall be converted to a limited partner interest in the Partnership and the removed General Partner shall continue as a Limited Partner in accordance with Section 6.02 of the Act.


                                   ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

       SECTION 10.1. Representations and Warranties. Each Limited Partner acknowledges and agrees that its interest in the Partnership (the "Partnership Interest") is being purchased for such Limited Partner's own account as part of a private offering, exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and all applicable state securities or blue sky laws, for investment only and not with a view to the distribution nor other sale thereof and that an exemption from registration under the Securities Act or any applicable state securities laws under the Securities Act or any applicable state securities laws may not be available if the Partnership Interest is acquired by such Limited Partner with a view to resale or distribution thereof under any conditions or circumstances as would constitute a distribution of such Partnership Interest within the meaning and purview of the Securities Act or the applicable state securities laws. Accordingly, each Limited Partner represents and warrants to the General Partner, the Partnership and all other interested parties that:

       (a) Such Limited Partner has sufficient financial resources to continue such Limited Partner's investment in the Partnership for an indefinite period.

       (b) Such Limited Partner has adequate means of providing for its current needs and contingencies and can afford a complete loss of its investment in the Partnership.

       (c) No other person will acquire, directly or indirectly, any interest in such Limited Partner's Partnership Interest (or any portion thereof) as a result of such Limited Partner's acquisition of such Partnership Interest pursuant to this Agreement.

       (d) It is such Limited Partner's intention to acquire and hold its Partnership Interest solely for its private investment and for its own account and with no view or intention to distribute, resell, assign, pledge, mortgage, hypothecate, or otherwise transfer or dispose of such Partnership Interest (or any portion thereof).

       (e) Such Limited Partner has no contract, undertaking, agreement, or arrangement with any person to sell or otherwise transfer to any person, or to have any person sell on behalf of such Limited Partner, its Partnership Interest (or any portion thereof), and such Limited Partner is not engaged in and does not plan to engage within the foreseeable future in any discussion with any person relative to the sale or any transfer of its Partnership Interest (or any portion thereof).

       (f) Such Limited Partner is not aware of any occurrence, event, or circumstance upon the happening of which such Limited Partner intends to attempt to sell, transfer, or otherwise dispose of its Partnership Interest (or any portion thereof), and such Limited Partner does not have any present intention of selling, transferring, or otherwise disposing of its Partnership Interest (or any portion thereof) after the lapse of any particular period of time.

       (g) Such Limited Partner, by making other investments of a similar nature and/or by reason of its business and financial experience or the business and financial experience of those persons it has retained to advise such Limited Partner with respect to its investment in the Partnership, is a sophisticated investor who has the capacity to protect its own interest in investments of this nature and is capable of evaluating the merits and risks of this investment.

       (h) Such Limited Partner has had all documents, records, books and due diligence materials pertaining to this investment made available to such Limited Partner and such Limited Partner's accountants and advisors; such Limited Partner has also had an opportunity to ask questions of and receive answers from the General Partner concerning this investment; and such Limited Partner has all of the information deemed by such Limited Partner to be necessary or appropriate to evaluate the investment and the risks and merits thereof.

       (i) Such Limited Partner has a close business association with the General Partner or certain of its Affiliates thereby making the Limited Partner a well-informed investor for purposes of this investment.

       (k)    Such Limited Partner is aware of the following:

              (i) The Partnership is newly organized and has no financial or operating history and, further, the investment in the Partnership is speculative and involves a high degree of risk of loss by the Limited Partner of its entire investment, with no assurance of any income from such investment;

              (ii) No federal or state agency has made any finding or determination as to the fairness of the investment, or any recommendation or endorsement, of such investment;

              (iii) There are substantial restrictions on the transferability of the Partnership Interest of such Limited Partner, there will be no public market for the Partnership Interest and, accordingly, it may not be possible for such Limited Partner readily to liquidate its investment in the Partnership in case of emergency; and

              (iv) Any federal or state income tax benefits which may be available to such Limited Partner may be lost through changes to existing laws and regulations or in the interpretation of existing laws and regulations; such Limited Partner in making this investment is relying, if at all, solely upon the advice of its own tax advisors with respect to the tax aspects of an investments in the Partnership.

       (l) Such Limited Partner further covenants and agrees that (A) its Partnership Interest will not be resold unless the provisions set forth in
Article IX above are complied with, and (B) such Limited Partner shall have no right to require registration of its Partnership Interest under the Securities Act or applicable state securities laws, and, in view of the nature of the Partnership and its business, such registration is neither contemplated nor likely.

                                   ARTICLE XI

                                 MISCELLANEOUS

       SECTION 11.1. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) United States mail, (c) expedited delivery service with proof of delivery, or (d) via facsimile with confirmation of delivery, addressed to the respective addressee(s). Any Partner may change its address by giving notice in writing to the other Partners of his or her new address.

       SECTION 11.2. Amendment. This Agreement may be changed, modified or amended only by an instrument in writing agreed upon by the General Partner and a Majority Interest of the Limited Partners; provided, however, that the provisions of Section 8.1(a) may not be amended to extend the term of the Partnership beyond December 31, 2005 without the approval of Limited Partners whose combined Sharing Ratios are at least 80% of the Sharing Ratios of all Limited Partners. The General Partner shall notify all Partners upon final adoption of any proposed amendment.

       SECTION 11.3. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

       SECTION 11.4. Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

       SECTION 11.5. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

       SECTION 11.6. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

       SECTION 11.7. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas.

       SECTION 11.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Partner may sell, assign, transfer or otherwise dispose of all or any part of its rights or interest in the Partnership or under this Agreement except in accordance with Article IX.

       SECTION 11.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.


                               *    *    *     *


                     [SIGNATURE PAGES OF PARTNERS ATTACHED]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                          GENERAL PARTNER:

                                          TITAN RESOURCES I, INC.



                                          By: /s/ JACK D. HIGHTOWER
                                             ---------------------------------
                                               Jack D. Hightower, President

                  LIMITED PARTNER SIGNATURE PAGE (INDIVIDUAL)


       The undersigned, desiring to become a Limited Partner of the Partnership, hereby agrees to all of the terms and provisions of the Agreement of Limited Partnership, and agrees to be bound by the terms and provisions of this Limited Partner Signature Page which, together with other Limited Partner Signature Pages, is hereby incorporated into the said Agreement of Limited Partnership. The undersigned hereby joins and executes the said Agreement of Limited Partnership, hereby authorizing this Limited Partner Signature Page to be attached thereto. The place of residence or principal business address of the undersigned is as shown below.

       IN WITNESS WHEREOF, the undersigned has executed this Limited Partner Signature Page to the Agreement of Limited Partnership as of the date set forth hereinafter.


Date: March 31, 1995                 INDIVIDUAL LIMITED PARTNER:
                                     --------------------------




                                     1.
                                       -------------------------------------
                                       (Signature of Limited Partner)



                                     2.
                                       -------------------------------------
                                       (Name of Limited Partner-printed)

                    LIMITED PARTNER SIGNATURE PAGE (ENTITY)


       The undersigned, desiring to become a Limited Partner of the Partnership, hereby agrees to all of the terms and provisions of the Agreement of Limited Partnership, and agrees to be bound by the terms and provisions of this Limited Partner Signature Page which, together with other Limited Partner Signature Pages, is hereby incorporated into the said Agreement of Limited Partnership. The undersigned hereby joins and executes the said Agreement of Limited Partnership, hereby authorizing this Limited Partner Signature Page to be attached thereto. The place of residence or principal business address of the undersigned is as shown below.

       IN WITNESS WHEREOF, the undersigned has executed this Limited Partner Signature Page to the Agreement of Limited Partnership as of the date set forth hereinafter.


Date: March 31, 1995                 ENTITY LIMITED PARTNER:
                                     ----------------------



                                     1.
                                       ----------------------------------------
                                       (Name of Entity Printed)



                                     2.
                                       ----------------------------------------
                                       (Name of General Partner or Trustee of
                                        Entity, if applicable)



                                     3.
                                       ----------------------------------------
                                       (Signature of Officer or Trustee)



                                     4.
                                       ----------------------------------------
                                       (Name of Officer Printed)




                                     5.
                                       ----------------------------------------
                                       (Title of Officer)